Exhibit 99.1

October 3, 2006

Dear Member,

United Wisconsin Grain Producers LLC (UWGP) is a Limited Liability Company (LLC) taxed as a partnership which means it is a “flow-through” entity for federal and state income tax purposes. The company itself does not pay income tax at the company level, but the income or loss flows through to the individual owners of membership interests in proportion to their ownership interest. This will be reported to you on a K-1 form which we will mail to you as soon as possible, but not later than February 28, 2007. The portion of company income or loss reflected on your K-1 form must be reported on your personal individual income tax return.

Since, we are aware, that the income or loss reported to you could impact your tax planning and other financial decisions prior to year end and therefore we are providing this ESTIMATE of company taxable income for the fiscal year ending December 31, 2006. This ESTIMATE is not a guarantee of future results; it is only our prediction and involves numerous assumptions, risks and uncertainties*. Our actual results may differ materially.  Based on our financial results so far this year, we anticipate you may have approximately $840 per membership unit (full year owners) of taxable income reported to you on your 2006 K-1 form. To determine the amount of the taxable income from UWGP, you will multiply the number of membership units you own times the above estimate.

For example:

$10,000 invested in UWGP divided by $1000 per unit = 10 membership units

10 units X $840 per membership unit = $8,400 taxable income from UWGP

If you owned your membership units or a portion of them for less than the entire year — your share of company income or loss will be pro-rated to show the amount for the portion of our fiscal year that you owned the units. For example if you purchased units on September 1, 2006, you would use $280 per unit for the number of units you owned for less than one year. Your K-1 will reflect any pro-ration based on a change in your unit ownership.

Your K-1 will also allocate to you your share of federal and state tax credits, which we estimate will be approximately $50 per unit.

We recommend you consult your tax advisor regarding this tax memo and any implications it may have on your individual tax and financial situation. Depending on your individual tax situation, which is unique to each member, your net tax liability as a result of your investment in UWPG may be approximately $125 to $300 per unit if you owned the units for the entire year. This is only an estimated range and your individual liability may differ significantly (see reverse side for simplified tax calculations).

This ESTIMATE of taxable income allocation does NOT represent the amount of the cash distribution you can expect. We have debt repayment obligations, capital requirements, and loan covenants that limit the amount of cash that will be available for distribution to members. A determination regarding the amount and the timing of the distribution to our members will be made after our fiscal year end, December 31, 2006. However, based on our current financial position, we do anticipate making a distribution in addition to the distribution of $200 per unit paid out last month.  It is reasonable to expect the distribution prior to the April 15th tax filing deadline and it is intended that your total distributions for the year be an amount equal to or greater than the tax liability generated from your portion of UWGP earnings.

* This memo contains forward-looking statements that involve future events, our future performance and our expected future operations and actions.  In some cases you can identify forward-looking statements by the use of words such as “may,” “should,” “anticipate,” “believe,” “expect,” “will,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions.  These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the following factors identified in our quarterly reports.

We are not under any duty to update the forward-looking statements contained in this memo.  We cannot guarantee future results, levels of activity, performance or achievements.  We caution you not to put undue reliance on any forward looking statements, which speak only as of the date of this memo. We qualify all of our forward-looking statements by these cautionary statements.

Tax calculations (does not reflect the impact of reduced standard deduction, lost deductions/credits including the deductibility of state taxes on the federal return and etc. as a result of higher income levels)

		Per unit
Per unit Potential tax liability related to UWGP income for member in 15% Federal tax bracket

Federal Tax	15.00%	125.37
State Tax	6.50%	54.33
Sm Ethanol Producer Tax Credit		(52.12)

Total potential tax liability related to UWGP income (15% federal tax bracket)		$127.58

Potential tax liability related to UWGP income for member in 25% Federal tax bracket

Federal Tax	25.00%	208.96
State Tax	6.50%	54.33
Sm Ethanol Producer Tax Credit		(52.12)

Total potential tax liability related to UWGP income (25% federal tax bracket)		$211.17

Potential tax liability related to UWGP income for member in 28% Federal tax bracket

Federal Tax	28.00%	234.03
State Tax	6.50%	54.33
Sm Ethanol Producer Tax Credit		(52.12)

Total potential tax liability related to UWGP income (28% federal tax bracket)		$236.24

Potential tax liability related to UWGP income for member in 33% Federal tax bracket

Federal Tax	33.00%	275.82
State Tax	6.50%	54.33
Sm Ethanol Producer Tax Credit		(52.12)

Total potential tax liability related to UWGP income (33% federal tax bracket)		$278.03

Potential tax liability related to UWGP income for member in 35% Federal tax bracket

Federal Tax	35.00%	292.54
State Tax	6.50%	54.33
Sm Ethanol Producer Tax Credit		(52.12)

Total potential tax liability related to UWGP income (35% federal tax bracket)		$294.75